Exhibit 99.1
W. P. Carey Provides Business Update

Completes First Quarter Investment Volume of $580 Million

Amends Credit Agreement Establishing Canadian-Dollar-Denominated Term Loan

NEW YORK, NEW YORK, March 31 - W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a leading net lease REIT specializing in corporate sale-leasebacks, build-to-suits and the acquisition of single-tenant net lease properties, today provided the following business update.

Investments

During the 2026 first quarter, W. P. Carey completed investment volume totaling approximately $580 million. Single-tenant warehouse and industrial properties comprised approximately 60% of first quarter investment volume, while retail properties comprised 40%. From a geographic perspective, approximately 45% of first quarter investment volume was located in Europe and 35% in Canada, with the balance in the U.S.

First quarter investments included the approximately $210 million sale-leaseback of a portfolio of 14 high-quality auto dealerships in Western Canada, concentrated in the Greater Vancouver area with additional locations in Edmonton, Calgary and Winnipeg. The dealerships have strong site-level coverage and are net leased to Go Auto, an established market leader and the second largest automotive dealership group in Canada. At the time of investment, Go Auto ranked as W. P Carey’s 22nd largest tenant by ABR.

In addition, W. P. Carey currently has capital investments and commitments totaling approximately $170 million scheduled to be completed during the remainder of 2026.

Credit Agreement Amendment and Canadian-Dollar-Denominated Term Loan

On March 11, 2026, W. P. Carey amended its credit agreement, replacing the €215 million term loan it repaid in February with a new CAD$347 million term loan (the “CAD Term Loan”) of an equivalent notional amount and under the same terms, duration and extension options. The CAD Term Loan was primarily used to finance the Company's recent Go Auto investment in Canada and has a floating interest rate of Term CORRA + 80 basis points, for an all-in rate of approximately 3.1% as of March 30.

The amendment also improved the Company’s revolver pricing grid by 5 basis points at all levels.

Jason Fox, Chief Executive Officer, W. P. Carey, commented: “We entered the year with significant momentum, supported by a robust pipeline and a well‑capitalized balance sheet, which has been further strengthened by our recent capital markets activity. Given the deals we’ve closed to date, capital projects scheduled to deliver in 2026 and current strength of our pipeline, I’m pleased to say we’re tracking well ahead of our initial target investment pace for the year. This, in combination with ample liquidity — including capital we’ve already locked in at attractive pricing — and compelling rent growth, sees us well positioned to deliver another year of highly attractive AFFO growth.”

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,682 net lease properties covering approximately 183 million square feet as of December 31, 2025. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant industrial, warehouse and retail properties located in the U.S. and Europe, under long-term net leases with built-in rent escalations.
www.wpcarey.com

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as "may," "will," "should," "would," "will be," "goals," "believe," "project," "expect," "anticipate," "intend," "estimate," "opportunities," "possibility," "strategy," "maintain" or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jason Fox regarding capital projects, investment pipeline and expectations for future AFFO growth. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to fluctuating interest rates, the impact of inflation and tariffs on our tenants and us, the effects of pandemics and global outbreaks of contagious diseases, and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com